Exhibit 5.1

Marc A. Recht

T: (617) 937-2323

mrecht@cooley.com

March 25, 2022

Eagle Pharmaceuticals, Inc.

50 Tice Boulevard, Suite 315

Woodcliff Lake, NJ 07677

Ladies and Gentlemen:

We have represented Eagle Pharmaceuticals, Inc., a Delaware corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 3,203,555 shares of the Company’s Common Stock, $0.001 par value per share (the “Shares”) reserved for issuance pursuant to the Company’s 2014 Equity Incentive Plan (the “Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and the related prospectuses, (b) the Company’s Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws, each as currently in effect, and (c) the Plan, and originals, or copies certified to our satisfaction, of such records, documents, certificates, memoranda, opinions and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof. As to certain factual matters, we have relied upon a certificate of an officer of the Company and have not independently verified such matters.

Our opinion is expressed only with respect to the General Corporation Law of the State of Delaware. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plan, the Registration Statement and the related prospectuses, will be validly issued, fully paid, and non-assessable (except as to shares issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

500 Boylston Street, Boston, MA 02116-3736 T: (617) 937-2300 F: (617) 937-2400 www.cooley.com

Eagle Pharmaceuticals, Inc.

March 25, 2022

Page Two

Sincerely,

Cooley LLP

By:	/s/ Marc A. Recht
Marc A. Recht, Partner

500 Boylston Street, Boston, MA 02116-3736 T: (617) 937-2300 F: (617) 937-2400 www.cooley.com